Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into as of August 8, 2014 by and between Gregory R. Liberman (“Employee”), and SPARK NETWORKS, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Employee has been employed by the Company as President and Chief Executive Officer (and formerly Chairman of the Board) pursuant to the terms and conditions of that certain Employment Agreement, dated as of February 11, 2014 between the Company and Employee (such agreement, the “Employment Agreement”);

WHEREAS, Employee and the Company wish to enter into an agreement concerning his separation from employment with the Company.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND RELEASE INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT CAN BE RELEASED.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Employee and the Company acknowledge and agree as follows:

1.        TERMINATION OF EMPLOYMENT. The parties hereto agree that Employee’s employment with the Company is terminated effective as of August 11, 2014 (the “Separation Date”), and that Employee shall continue to receive his salary, health and other benefits through such date. Employee will not after such date perform any further duties or render services as an employee or in any other service capacity to the Company or any of its affiliates, subsidiaries or parent corporations, and Employee agrees to tender a resignation in respect of any such positions. In exchange for the payments, benefits, and other agreements of the Company set forth in this Agreement, Employee hereby (i) waives any advance notice requirement set forth in the Employment Agreement and (ii) agrees that he will not be entitled to receive any additional payments or benefits after the Separation Date from the Company other than as specifically set forth in this Agreement.

2.        ACKNOWLEDGMENT OF PRIOR PAYMENTS. Employee represents he has the full power and authority to enter into this Agreement and agrees and acknowledges he has been paid all amounts due and owing as of the execution of this Agreement, including all wages, earned vacation, paid time off, bonuses, and Company benefits, less appropriate withholdings, through the date of the execution of this Agreement, except for (i) Base Salary for the period ending on the Separation Date (in the amount of $10,906.24), (ii) accrued but unused vacation for the period ending on the Separation Date (in the amount of $31,250), and (iii) reimbursement of unreimbursed business expenses and reasonable legal fees for the period ending on the Separation Date. The Company shall pay the amounts set forth in clauses (i) and (ii) above on the Separation Date. The Company shall pay the amounts set forth in clause (iii) promptly after presentation to the Company of documentation reasonably supporting such fees and expenses, which documentation shall be submitted to the Company within thirty (30) days after the Separation Date (notwithstanding any provision of the Employment Agreement purporting to provide a longer period in which to submit such fees and expenses).

3.        CONSIDERATION TO EMPLOYEE. The Company shall make the following payments and provide the following additional benefits and consideration to Employee:

a.	SEVERANCE BENEFIT. The Company will pay to Employee a single cash lump-sum payment of $1,031,250 (the “Severance Payment”). Such Severance Payment will be paid on the Effective Date (as defined in Section 22 of this Agreement).

b.	OPTIONS. All of Employee’s currently outstanding options to acquire Company stock that are scheduled to vest after the date of this Agreement and on or prior to the twelve (12) month anniversary of the Separation Date (consisting of 122,225 stock options) shall become immediately vested on the Effective Date and, together with Employee’s currently outstanding vested stock options (consisting of 936,108 stock options), shall remain exercisable for a period of one year following the Separation Date and otherwise in accordance with the terms of the applicable stock option agreements dated January 5, 2009, April 11, 2011, March 12, 2012, and December 17, 2012 (the “Stock Option Agreements”).

c.	COBRA BENEFITS. Conditioned upon Employee’s timely election of COBRA coverage, Employee will be entitled to reimbursement of 100% of the COBRA premiums paid by Employee for himself and his eligible dependents for a period of twelve (12) months after Employee’s Separation Date. If the Company is otherwise unable to continue to cover Employee under its group health plans without substantial adverse tax consequences, or if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of such twelve (12) month period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to Employee as currently taxable compensation in substantially equal monthly installments over the remaining portion of such twelve (12) month period.

Employee acknowledges that, pursuant to the terms of the Employment Agreement, his entitlement to the benefits outlined above are conditioned on his execution of this Agreement, including the release provisions of Section 6 of this Agreement.

4.        BENEFIT PLANS.  Employee’s rights to benefits under any benefit plans other than the Company’s group health plans (e.g., deferred compensation, 401(k)) shall be determined and paid in accordance with the terms of such plans.

5.        INDEMNIFICATION; D&O INSURANCE. Notwithstanding his termination of employment with the Company, Employee (i) shall continue to be entitled to the indemnification rights afforded under the Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, Section 12.2 of the Employment Agreement and that certain Indemnification Agreement between him and the Company dated as of July 9, 2007 (the “Indemnification Agreement”), and (ii) shall remain covered under the Company’s Directors’ and Officers’ Insurance (“D&O Insurance”) policy on no less favorable terms than are required by Section 12.2 of the Employment Agreement.

6.        MUTUAL GENERAL RELEASE.  Subject to this Agreement becoming effective, Employee, on behalf of himself, his spouse, successors, heirs, and assigns, hereby forever releases and discharges the “Company Parties” (as defined below) from all claims of any kind, whatsoever, that can be released. Accordingly, Employee forever releases and discharges the Company Parties with respect to, any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, whether known or unknown, fixed or contingent, arising out of any act or omission occurring before Employee’s execution of this Agreement. For example, as a result of the general release in this Section 6, Employee is releasing all claims of any kind that can be released, arising out of, or related to Employee’s employment and involvement with, or the ending of employment with the Company, any claims arising from rights under his Employment Agreement, federal, state and/or local laws, including but not limited to those related to tax payments or accounting, ownership in the Company, rights to ongoing profits of the Company, claims of ownership of the Company’s intellectual property, or any form of retaliation, harassment or discrimination on any basis, or any related cause of action, and any labor code provisions, or any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind that can be released. Employee understands that the claims he is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

(a) Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting discrimination such as such as the California Fair Employment and Housing Act, which prohibits discrimination in employment based on race, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, or age employment discrimination.

(b) Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the

Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), which prohibits age discrimination; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

(c) Other laws, such as any federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims as well as California Labor Code Section 200 et seq., relating to salary, commission, compensation, benefits, and other matters; the California Workers’ Compensation Act; or any applicable California Industrial Welfare Commission order.

Notwithstanding the foregoing, nothing in this Section is intended to release or otherwise affect or impair (i) any rights, responsibilities or obligations arising from, relating to or otherwise concerning this Agreement or the Stock Option Agreements, (ii) any rights Employee has to vested benefits or entitlements under any benefit plan of the Company in accordance with the terms of such plan or arrangement, (iii) any rights Employee has to indemnification and advancement of expenses in accordance with the Company’s governing documents, Section 5 of this Agreement, Section 12.2 of the Employment Agreement and the Indemnification Agreement, (iv) any rights Employee has to D&O Insurance under Section 5 of this Agreement and Section 12.2 of the Employment Agreement and (v) any rights Employee has a stockholder of the Company.

“Company Parties” means the Company, and its past and present officers, directors, owners, employees, administrators, members, shareholders, agents, successors, subsidiaries, insurers, parents, partners, associates, assigns, representatives, attorneys and all other affiliated or related entities as well as their predecessors, their affiliates, and each of their respective past and present officers, owners, directors, employees, administrators, members, shareholders, agents, successors, subsidiaries, insurers, parents, partners, associates, assigns, representatives, and attorneys, in any and all capacities (including, but not limited to the fiduciary, representative, or individual capacity of any released person or entity), and any entity owned by or affiliated with any of the foregoing. Any and all of the Company Parties may exercise the right to enforce this Agreement If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any Company Parties identified in this Agreement is a party.

Subject to this Agreement becoming effective, the Company, on behalf of itself and the Company Parties, irrevocably and unconditionally releases and forever discharges Employee from any and all claims, including without limitation, any claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of Employee’s employment relationship with and service as an employee, officer, director, manager or agent of the Company or any of its subsidiaries, or the termination of such relationship or service, that occurred, existed or arose on or prior to the Company’s execution of this Agreement. The Company represents and warrants that it has not assigned any of the claims being released under this Agreement and that it has not filed any proceeding relating to Employee’s employment or the termination thereof.

7.        SECTION 1542. It is Employee’s intention that his execution of this Agreement will forever bar every claim, demand, cause of action, charge and grievance against the Company and Company Parties existing at any time prior to and through the date of execution of this Agreement. Because of Employee’s intention, Employee expressly waives any and all rights or benefits which he may have under the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Employee further waives and relinquishes all rights and benefits he may have under any other statutes or common law principles of similar effect that can be waived.

8.        NO LAWSUITS. Employee warrants and represents that he has not filed any claims, charges, complaints or actions against any Company, Company Parties, or assigned or transferred or purported to assign or transfer to any person or entity all or any part of or any interest in any claim released under this Agreement. Employee also agrees that if any claim is prosecuted in his name before any court or administrative agency that he waives and agrees not to take any award or other damages from such suit with the exception of any claim for unemployment insurance benefits.

9.        RETURN OF PROPERTY. Except as otherwise agreed to by the Company in writing, Employee expressly agrees that, promptly after the Separation Date, he will deliver to the Company all records, files, computer disks, memoranda, documents, lists and other information regarding or containing any Confidential Company Information (as defined in Section 10 of the Employment Agreement), including all copies and reproductions thereof, then in Employee’s possession or control, whether prepared by Employee or others. Employee also agrees that, promptly after the Separation Date, he will return any and all Company property issued to Employee, including but not limited to computers, cellular phones, keys and credit cards. Notwithstanding the foregoing, Employee shall not be required to return his rolodexes, personal diaries, calendars or correspondence or other documents or property that was given to him with the intention that it would become his property.

10.      POST-TERMINATION COVENANTS. Employee agrees that he will comply with the terms of Section 11 of the Employment Agreement.

11.      NO ADMISSION. Nothing in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company or Employee and the parties agree that neither this Agreement nor any of the terms or conditions contained herein may be used in any future dispute or proceeding between the parties except one to enforce the terms of this Agreement. The foregoing sentence shall not apply in any proceeding to enforce this Agreement.

12.      CONFIDENTIALITY. Employee agrees that he will comply with all confidentiality and non-disclosure agreements and policies of the Company applicable to Employee, including the terms of the Employment Agreement.

13.      TAX AND WITHHOLDING. The parties hereto agree and acknowledge that the Company shall have the right to withhold from any payments made to Employee such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulations.

The Company hereby informs Employee that the federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change. Employee acknowledges and understands that Employee should consult with his or her own personal tax or financial advisor in connection with this Agreement and its tax consequences. Employee understands and agrees that the Company has no obligation and no responsibility to provide Employee with any tax or other legal advice in connection with this Agreement and its tax consequences. Employee agrees that Employee shall bear sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation any and all tax liability under Section 409A) of this Agreement to which he may be subject under applicable law. The Company shall bear sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation any and all tax liability under Section 409A) of this Agreement to which the Company may be subject under applicable law.

14.      NO ORAL MODIFICATION. This Agreement may not be changed orally and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by both parties.

15.      RESOLUTION OF DISPUTES. Any disputes under or in connection with this Agreement shall, at the election of either party, be resolved by arbitration, to be held in Los Angeles, California in accordance with the JAMS Employment Arbitration Rules & Procedures. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

16.      ATTORNEYS FEES AND COSTS.  In any action or proceeding brought in connection with this Agreement, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to its costs and expenses.

17.      INTEGRATION. This Agreement is entered into without reliance upon any statement, representation, promise, inducement or agreement not expressly contained within the terms hereof. This Agreement (together with the Employment Agreement, the Indemnification Agreement and the Stock Option Agreements) constitutes the entire agreement between the parties relating to the termination of Employee’s employment and supersedes and cancels any and all other and prior agreements, written or oral, between the Parties regarding the subject matter of this Agreement.

18.      SEVERABILITY. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

19.      GOVERNING LAW. This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the State of California and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

20.      SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, representatives, executors, successors and permitted assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, and (ii) with respect to Employee, his executors, administrators, heirs and legal representatives.

21.      COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original. Facsimile signatures shall have the same force and effect as original signatures.

22.      REVOCATION. Employee acknowledges that he has been given twenty-one (21) days to review and consider this agreement before signing it. Employee understands that he may use as much or as little of this period as he wishes prior to signing the Agreement. Additionally, in order to comply with the Older Workers Benefits Protections Act and effectuate the release by Employee of any potential claims under the Federal Age Discrimination in Employment Act of 1967 (“ADEA”), Employee agrees that: (1) he is waiving and releasing any rights he may have under the ADEA in exchange for consideration paid; (2) he acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already entitled; (3) he has carefully reviewed this Agreement understands the terms and conditions it contains; (4) by entering into this Agreement, he is giving up potentially valuable legal rights and he intends to be bound by all the terms and conditions set forth in this Agreement; (5) he is entering into this Agreement freely, knowingly and voluntarily; (6) he has been advised to consult with his legal counsel before executing this Agreement and has actually consulted legal counsel before executing this Agreement; and (7) he may revoke the release of any ADEA claims, within seven (7) days of the date of Employee’s signature to this Agreement. Revocation must be made by delivering a written notice of revocation to Company, which must be received no later than the close of business on the seventh (7th) calendar day (or the next business day thereafter, if the seventh (7th) calendar day is not a business day) (the “Effective Date”). If Employee revokes this Agreement in any way, the Company shall have no obligation to provide Employee the Severance Payment or any other benefits under this Agreement.

23.      ACKNOWLEDGMENT OF KNOWING AND VOLUNTARY RELEASE. Employee acknowledges that he has read and understood the terms of this Agreement and that he is executing it voluntarily. Employee acknowledges that he has been encouraged, and has had the opportunity, to consult with counsel of his choice regarding this Agreement.

24.      NOTICES. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at 11150 Santa Monica Boulevard, Suite 600, Los Angeles, CA 90025, and to Employee at the address on file with the Company.

25.      ANNOUNCEMENT.  As soon as practical following the execution of this Agreement, the Parties will issue a press release mutually agreed to by the Parties.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and Release as of the date first above written.

[Signature Page Follows]

SPARK NETWORKS, INC.

/s/ Michael J. McConnell
Name: Michael J. McConnell
Title: Chairman

GREGORY R. LIBERMAN

/s/ Gregory R. Liberman